Exhibit 14.1 – Code of Ethics

MDB CAPITAL HOLDINGS, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) applies to all officers and employees of MDB Capital Holdings, LLC, and its subsidiaries (collectively the “Company”). This Code, and the specific obligations are, however, subject to the legal responsibilities of the officers and employees under various statutes, regulations, self-regulatory organizations, and court rules and rulings applicable to the regulated businesses of the Company, such as those of FINRA and the statutory rules of the Supreme Court of Arizona, which must be complied with in all respects, first and foremost. This Code will not apply to any subsidiary that has a code of business conduct and ethics that specifically applies to the subsidiary company.

The Company has issued this Code to deter wrongdoing and to promote:

●	honest, ethical and legal conduct by everyone associated with the Company, including the ethical handling of actual or apparent conflicts of interest;
●	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company submits to the United States Securities and Exchange Commission (the “SEC”) and in the Company’s other public communications;
●	compliance with all governmental laws, rules, and regulations (collectively, “Applicable Laws”), which for purposes of this Code includes all federal and state securities laws, rules and regulations (collectively, “Securities Laws”) and the laws, regulations and interpretations of self-regulatory organizations to which the Company is subject by reason of its operations (collectively, “Regulatory Rules”);
●	the prompt internal reporting of any violations of this Code to the appropriate person at the Company; and
●	accountability for adherence to the Code.

The effectiveness of this Code depends in part on the cooperation of all officers, and employees in promptly disclosing to the designated persons within the Company any conduct believed to violate the standards described in this Code. The Company has established procedures to ensure that you may report any suspected violations anonymously. The Company expressly prohibits retaliation of any kind against anyone who in good faith reports suspected misconduct.

The Company seeks to foster a culture of compliance with Applicable Laws and the good standards of business conduct. Everyone at the Company shall promote this culture of compliance. Suspected violations of this Code or Applicable Laws must be reported, and the Company will take appropriate steps to investigate them internally. Violators shall be subject to discipline, as deemed appropriate by the Company in its sole discretion, which may include immediate termination. This Code is neither a contract nor a comprehensive manual that covers every situation you might encounter. This Code creates no contractual rights. If you have any questions about the provisions of this Code, or about how you should conduct yourself in a particular situation, you should consult your supervisor or department head, the Company’s Chief Executive Officer, or the Chief Financial Officer.

STANDARDS OF CONDUCT

Conflicts of Interest and Corporate Opportunities

You must ensure that any financial, business, or other activities in which you are involved outside the workplace are free of conflicts with your responsibilities to the Company. A “conflict of interest” may occur when your private interest in any way interferes – or even appears to interfere – with the interests of the Company. A conflict situation can arise when a person has interests that may impair the objective performance of his or her duties to the Company.

Conflicts of interest may also arise when a person (or his or her family member) receives improper personal benefits as a result of his or her position in the Company.

You must disclose any matter that you believe might raise doubt regarding your ability to act objectively and in the Company’s best interest. The following is a non-exhaustive list of examples of situations involving potential conflicts of interest that should be disclosed:

●	any Company loan to any employee, officer, or director, or Company guarantee of any personal obligation;
●	employment by or acting independently as a consultant to a Company competitor, customer, or supplier;
●	directing Company business to any entity in which an employee or close family member has a substantial interest;
●	owning, or owning a substantial interest in, any competitor, customer, or supplier of the Company;
●	using Company assets, intellectual property, or other resources for personal gain; and
●	accepting anything of more than nominal value – such as gifts, discounts, or compensation – from an individual or entity that does or seeks to do business with the Company, other than routine entertainment and meals that are business related.

Officers shall disclose any actual or apparent conflict situation to the Chief Executive Officer and to the Audit Committee. Employees who are not officers shall disclose all such situations of which they are aware to an appropriate supervisor or department head, or to the Chief Executive Officer. All supervisors and department heads who receive such reports must forward them promptly to the Chief Executive Officer.

You owe a duty to the Company to advance its legitimate interests. Thus you may not (i) take for yourself corporate opportunities that are discovered through the use of Company property, information or position, without first offering such opportunities to the Company; (ii) use corporate property, information, or position for personal gain; or (iii) compete with the Company.

Officers of the Company must adhere to their fundamental duties of good faith, due care, and loyalty owed to all shareholders, and to act at all times with the Company’s and its shareholders’ best interests in mind. These are the similar duties that directors have of duties of good faith, due care and loyalty to the shareholders, which are founded in statutory corporate law and case law. Any business arrangements or transactions with the Company in which any officers of the Company have a direct or indirect material financial interest must be approved in accordance with the Company’s Policy and Procedures with Respect to Related Person Transactions.

Confidentiality

You must maintain the confidentiality of business, technical, or other information entrusted to you by the Company, its customers or business partners, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company, its customers or business partners if disclosed. This obligation is in addition to the requirements of any confidentiality agreement that you may have entered into with the Company.

Fair Dealing

You must act fairly, honestly, and in good faith in any dealings on behalf of the Company with any of its customers, suppliers, competitors, employees, and all others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Company Assets

You must protect and seek to ensure the efficient use of Company assets. You should protect against the improper disclosure, theft, or misuse of the Company’s intellectual and physical property. Unauthorized or improper disclosure, theft, or misuse of any such Company property can result in disciplinary measures, including termination. The Company’s assets, including email and all computer systems, should be used only for the Company’s legitimate business purposes. The content of the Company’s electronic communication infrastructure (e-mail, voicemail, Internet access) is not protected by any right of personal privacy, and the Company can access and monitor it at any time without notice.

Compliance with Laws, Rules, and Regulations

The Company is committed to compliance with Applicable Laws. The Company also maintains policies under the Securities Laws regarding such matters as insider trading that can be obtained from the Company’s Chief Financial Officer.

Each and every director, officer, and employee must comply with Applicable Laws. Questions or concerns about compliance issues should be raised by any of the means indicated under “Reporting and Enforcement Mechanisms” below.

Compliance with Antitrust and Competition Laws

The Company believes that the welfare of consumers is best served by economic competition. The Company policy is to compete vigorously, aggressively and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust and unfair or deceptive trade practices laws in all the markets in which the Company operates. The Company seeks to excel while operating honestly and ethically, never through taking unfair advantage of others.

The antitrust laws of many jurisdictions are designed to preserve a competitive economy and promote fair and vigorous competition. The Company is required to comply with these laws and regulations and the Company is firmly committed to the philosophy underlying those laws. While the antitrust laws clearly prohibit most agreements to fix prices, divide markets, and boycott, they also proscribe conduct that is found to restrain competition unreasonably. This can include, depending on the facts and circumstances involved, certain attempts to tie or bundle services together, certain exclusionary activities and certain agreements that have the effect of harming a competitor or unlawfully raising prices. Employees involved in marketing, sales and purchasing, contracts or in discussions with competitors have a particular responsibility to ensure that they understand the Company’s standards and are familiar with applicable competition laws. Because these laws are complex and can vary from one jurisdiction to another, employees should seek advice from Company’s Chief Executive Officer or consult the Company’s legal counsel when questions arise.

Dealing with Government Employees

Officers and employees of the Company must respect the laws and regulations that affect government employees in any dealings with them. In dealing with U.S. government employees or U.S. state government employees, this means not providing or offering to provide anything of value—even normal business courtesies such as paying for lunch. Officers and employees must always be honest when dealing with government employees. This means not guessing or speculating if asked a question. No director, officer or employee will make any false certification to a government employee. The Company’s Chief Executive Officer will be consulted prior to offering employment to anyone who is a government employee.

Payments to Government Officials

No payment shall be made by the Company to any government official for the purpose of influencing any of the official’s acts or decisions, or inducing the official to use personal influence to affect any governmental act or decision. “Payment” means a transfer of money, a gift, or an offer or promise to give anything of value, whether made directly or indirectly, through trade associations, agents, consultants, or others. “Government Official” includes an officer or employee or any person acting for or on behalf of a government or a government unit.

U.S. Foreign Corrupt Practices Act

Many countries have laws that prohibit the payment of bribes to government officials. The U.S. Foreign Corrupt Practices Act (“FCPA”) also prohibits the Company from making payments to officials of governments outside the U.S. for the purpose of obtaining favorable government action or keeping government business. Specifically, this law prohibits the Company from directly or indirectly offering, promising to pay, or paying money or anything of value to government officials for the purpose of:

●	influencing the acts or decisions of the official;
●	inducing the official to act or failing to act in violation of his or her duties; and
●	inducing the official to use his or her influence to assist in obtaining or retaining business for or directing business to any person.

The law also prohibits using intermediaries (for example, foreign affiliates, agents, and consultants) to channel payments to government officials for the same purposes. This law applies to the Company and all employees and agents of the Company, regardless of their residence or nationality. The Company expects our employees to refuse to make questionable payments. Furthermore, employees are not to engage in any lobbying activity that may be construed as being on behalf of or in connection with the Company. Any proposed payment or gift to a government official or lobbying activity that may be construed as being on behalf of or in connection with the Company must be reviewed and approved in advance by calling the Company’s legal counsel. Employees should be aware that they do not actually have to make the payment to violate the Company’s policy or the law, as merely offering, promising or authorizing it is sufficient.

Compliance with Securities Laws

One of the primary objective of the Securities Laws is to ensure that the public has accurate and complete information on which to base investment decisions. In furtherance of the commitment of the Company to furnish full, fair, accurate, timely and understandable disclosure in accordance with the Securities Laws, the Company has adopted Disclosure Controls and Procedures which incorporate the Company’s policies and procedures concerning internal financial controls. All employees are required to strictly adhere to these policies and procedures. If you obtain information causing you to believe that the Company’s books or records are not being maintained, or that its financial condition or results of operations are not being disclosed, in accordance with these controls and procedures, you must report the matter directly as required by the Company’s Whistleblower Policy.

In order to comply with its public disclosure obligations, the Company limits to a select group of executives the responsibility of dealing with investors and securities analysts. Any inquiries from investors, potential investors or analysts should be promptly referred to the Company’s Chief Executive Officer.

To promote compliance with applicable securities trading laws, the Company has adopted an Insider Trading Policy, which applies to all of the Company’s directors, officers, employees, consultants and contractors and governs transactions involving the Company’s securities.

Health and Safety

The Company is committed to providing safe and healthful working conditions for its employees, contractors, and visitors. The Company will conduct all operations and activities in a manner that protects human health and the quality of life. The Company recognizes that the responsibilities for safe and healthful working conditions are shared in the following ways:

1.	The Company will establish and implement health and safety programs and policies and provide the safeguards required to ensure safe and healthful conditions;
2.	Supervisors and managers will create an environment where employees have genuine concern for safety and all operations are performed with the utmost regard for the safety and health of all personnel involved; and
3.	All employees are expected to conduct their work in a safe manner and comply with all health and safety programs, policies, procedures, and laws.

No employee may bring a firearm, weapon or explosive substance into the workplace. The prohibition on firearms and weapons does not apply to security guards who are licensed and expressly authorized to carry a firearm or weapon.

The Environment

The Company is committed to operating its businesses and facilities and to producing its products in a manner that respects and protects human health and the environment. The Company requires that its operations are in compliance with all national, regional, and local regulations relating to the environment, such as those affecting air emissions, water purity and waste disposal. Compliance with legal requirements is only a minimum standard. All employees are expected to be alert to environmental issues. Employees with responsibilities in any of these areas are expected to inform themselves of all standards applicable to their activities and to inquire of management if they are unsure of the requirements affecting their responsibilities.

Discrimination and Harassment

The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples of prohibited conduct include derogatory comments based on race, gender, ethnicity or sexual preference and unwelcome sexual advances.

Media Relations and Speaking Publicly

Since the Company’s reputation is one of its most important assets and because of the need to provide honest and consistent responses to the media, all inquiries and contacts from the media should be directed to the Chief Executive Officer. Employees should refer members of the media to the Chief Executive Officer and should make no comments on behalf of the Company, whether officially or “off the record.” All press releases concerning the Company are to be issued only with the approval of the Chief Executive Officer or, in his absence, the Chief Financial Officer.

You may not publish or post any material in written or electronic format (including articles, social media postings, blogs, videos or other media), give interviews or make public appearances that disclose confidential Company business-related information, such as information concerning the Company’s customers, technologies, products or services without prior approval from your supervisor. Employees communicating in any public venue or forum without approval must not give the appearance of speaking or acting on the Company’s behalf.

REPORTING AND ENFORCEMENT MECHANISMS

Among your most important responsibilities in this Company are the obligations to (1) comply with this Code and all Applicable Laws, including all the Securities Laws and Regulatory Rules applicable to the Company and its specific regulated businesses, and (2) report any situation or conduct you believe may constitute a possible violation of this Code or any of the Applicable Laws, including all the Securities Laws and Regulatory Rules applicable to the Company and its specific regulated businesses.

If you should learn of a potential or suspected violation of this Code, you have an obligation to report the relevant information through the Company’s Whistleblower Hotline or to one of the persons listed below. You may address questions about ethics issues and raise any concerns about a possible violation of this Code or Applicable Laws to:

●	a supervisor or department head;
●	the Company’s Chief Executive Officer; and/or
●	Company legal counsel.

Frequently, a supervisor or department head will be in the best position to resolve the issue quickly. However, you may also raise any question or concern with any of the other persons listed above. You may do so orally or in writing and, if preferred, anonymously.

If the issue or concern relates to the Company’s financial statement disclosures, accounting practices, internal controls or auditing matters or possible violations of the Securities Laws or the rules or regulations promulgated thereunder, or a violation of the Applicable Laws that may have an impact on the financial or business disclosure of the Company, you are required to promptly report it pursuant to the procedures set forth in the Company’s Whistleblower Policy. In accordance with the Company’s Whistleblower Policy, such report may be anonymous.

POLICY AGAINST RETALIATION

The Company will not tolerate retaliation in any form against any person who in good faith reports suspected violations of the Code, voices other ethical concerns, or who is involved on the Company’s behalf in investigating or helping to resolve any such issue. The Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any employee for providing information, causing information to be provided, or otherwise assisting in an investigation of any conduct that such person reasonably and in good faith believes constitutes a violation of this Code. Any acts of retaliation against an employee for any such conduct will be treated as a serious violation of this Code and may result in discipline, including immediate termination by the Company and/or criminal or civil sanctions. If you believe you have been subjected to such retaliation, you should report the situation as soon as possible to the Company’s Chief Executive Officer or to the Company’s legal counsel.

PENALTIES FOR VIOLATIONS

The Company is committed to taking prompt and consistent action in response to violations of this Code. Any covered person who violates the Code is subject to disciplinary action, including immediate termination. The Company will promptly investigate internally reports of suspected violations. It will evaluate suspected violations on a case-by-case basis and apply an appropriate sanction, including, in its sole discretion, reporting the violation to authorities.

WAIVER/AMENDMENTS

Only the Board may waive application of or amend any provision of this Code.

Adopted Effective June 17, 2024